Exhibit 3.3

FORM NO. 3a	Registration No. 44426

BERMUDA

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

I HEREBY CERTIFY that in accordance with section 10 of the Companies Act 1981 MISA Investments Limited by resolution and with the approval of the Registrar of Companies has changed its name and was registered as Viking Holdings Ltd on the 24th day of November 2016.

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 6th day of December 2016 Wakeel D Ming for Registrar of Companies